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                                                                     Exhibit 4.3

NEWS RELEASE

                                     [LOGO]
                          HARRAH'S ENTERTAINMENT, INC.
                    The Premier Name in Casino Entertainment

MEDIA INQUIRIES:                                     INVESTOR INQUIRIES:
Ralph Berry                                           Charles Atwood
Harrah's Entertainment, Inc.                         (901)762-8852
(901)762-8629
Release # HET 5-98-0097

         Harrah's Revises Tender for Showboat Senior Subordinated Notes
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                        No Change in First Mortgage Bonds
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         MEMPHIS, May 26, 1998 -- Harrah's Entertainment, Inc. announced today that its subsidiary, Harrah's Operating Company, Inc. ("Harrah's"), after discussions with a majority of holders of Showboat's 9 1/4% First Mortgage Bonds due 2008 and 13% Senior Subordinated Notes due 2009, is revising the terms of its fixed spread cash tender offer for the Senior Subordinated Notes. The consideration and the consent date have been modified. Terms related to the fixed spread cash tender offer and the consent date for the First Mortgage Bonds remain unchanged.

         The consideration for each $1,000 principal amount of Senior Subordinated Notes validly tendered and accepted for purchase will be revised to a price resulting in a yield to the first redemption date of the Senior Subordinated Notes equal to 50 basis points over the yield of the 6 5/8% U.S. Treasury Note due July 31, 2001, plus accrued interest. This consideration will also apply to any Senior Subordinated Notes previously tendered.

         The consent date for the Senior Subordinated Notes is revised to 5 p.m. EDT, on May 28, 1998. Holders of the Senior Subordinated Notes tendering their notes after the consent date will not receive the consent payment.

         Other terms and conditions set forth in the Offer to Purchase and Consent Solicitation Statement dated May 13, 1998, remain unchanged. The tender offers are scheduled to expire at 5 p.m. EDT, on June 10, 1998, unless extended by Harrah's.


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         Morgan Stanley & Co. Incorporated is acting as dealer manager and consent solicitation agent. MacKenzie Partners, Inc. is the information agent for the tender offers and consent solicitations. The Offer to Purchase and Consent Solicitation Statement dated May 13, 1998, and related documentation can be obtained from MacKenzie Partners, Inc. by calling toll free (800)322-2885, or by calling Morgan Stanley & Co. Incorporated toll free at (877)445-0397.

         This announcement is not an offer to purchase, a solicitation of an offer to purchase, or a solicitation of consents with respect to either issue of Notes. The tender offers and consent solicitations are made solely by the Offer to Purchase and Consent Solicitation Statement dated May 13, 1998.

         The tender offers and consent solicitations are conditioned upon, among other things, the receipt of tenders and consents from not less than a majority in aggregate principal amount outstanding of both issues of Notes.

         Statements in this release concerning future events, including the tender offer plans, the anticipated completion of the Showboat transaction, future performance and business prospects are forward-looking and are subject to certain risks and uncertainties. These include, but are not limited, to, economic and capital market conditions, changes in laws or regulations, third party relations and approvals, decisions of courts, regulators and governmental bodies, factors affecting leverage, including interest rates, and effects of competition. These risks and uncertainties could significantly affect anticipated results or events in the future and actual results may differ materially from any forward-looking statements. For additional information, refer to the section entitled "Private Securities Litigation Reform Act" in Harrah's Form 10-K filed with the Securities and Exchange Commission for the period ended December 31, 1997.

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